Exhibit 4.2

DESCRIPTION OF SECURITIES

 A.Common Stock, $0.001 par value per share

The authorized capital stock of Redwood Enhanced Income Corp. (the “Company”) consists of 1,000,000,000 shares of stock, par value $0.001 per share, all of which is initially classified as common stock. There are no outstanding options or warrants to purchase the Company's stock. No stock has been authorized for issuance under any equity compensation plans. Under Maryland law, the Company's stockholders generally are not personally liable for the Company's debts or obligations.

Under the Company's charter, the Board of Directors is authorized to classify and reclassify any unissued shares of stock into other classes or series of stock and authorize the issuance of shares of stock, including preferred stock, without obtaining stockholder approval. As permitted by the Maryland General Corporation Law, the Company's charter provides that the Board of Directors, without any action by the Company's stockholders, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Company has authority to issue.

All shares of the Company's common stock have equal rights as to earnings, assets, distributions and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of the Company's common stock if, as and when authorized by the Board of Directors and declared by the Company out of assets legally available. Shares of the Company's common stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of a liquidation, dissolution or winding up of the Company, each share of the Company's common stock would be entitled to share ratably in all of the Company's assets that are legally available for distribution after the Company pays all debts and other liabilities and subject to any preferential rights of holders of the Company's preferred stock, if any preferred stock is outstanding at such time. Each share of the Company's common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of the Company's common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of the Company's directors, and holders of less than a majority of such shares will be unable to elect any director.

B.Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Company's charter contains such a provision which eliminates directors' and officers' liability to the maximum extent permitted by Maryland law, subject to the requirements of the 1940 Act.

In addition, the Company's charter, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, obligates the Company to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, any present or former director or officer or any individual who, while a director or officer and at the Company's request, serves or has served another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan, or any other enterprise as a director, officer, partner, manager, managing member or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity.

The charter also permits the Company, with the approval of the Board of Directors, to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and any of the Company's employees or agents or any employees or agents of such predecessor. These rights to indemnification and advance of expenses vest immediately upon an individual's election as a director or officer. In accordance with the 1940 Act, the Company will not indemnify any person for any liability to which such person would be subject by reason of such person's willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

In addition to the indemnification provided for in the Company's charter, the Company has entered into indemnification agreements with each of its directors and certain of its officers that will provide for the maximum indemnification permitted under Maryland law and the 1940 Act.

Maryland law requires a corporation (unless its charter provides otherwise, which the Company's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made, or threatened to be made, a party or witness by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case, a court orders indemnification, and then only for expenses.

In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

C.Provisions of the Maryland General Corporation Law and the Company's Charter and Bylaws

The Maryland General Corporation Law and the Company's charter and bylaws contain provisions that could make it more difficult for a potential acquirer to acquire the Company by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board of Directors. The Company believes that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Classified board of directors

The Board of Directors will be divided into three classes serving staggered three-year terms. The initial terms of the first, second and third class will expire at the annual meeting of stockholders held in 2023, 2024 and 2025, respectively, and in each case, those directors will serve until their successors are duly elected and qualify. Upon expiration of their initial terms, directors of each class will be elected to serve for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify, and at each annual meeting of stockholders one class of directors will be elected by the stockholders. A classified board may render a change in control or removal of the Company's incumbent management more difficult. The Company believes, however, that the longer time required to elect a majority of a classified board of directors will help to ensure the continuity and stability of the Company's management and policies.

Election of directors

The Company's bylaws provide that a plurality of all votes cast at a meeting of stockholders duly called and at which a quorum is present will be sufficient to elect a director. The Board of Directors may amend the bylaws to alter the vote required to elect directors.

Number of directors; vacancies; removal

The Company's charter provides that the number of directors will be set only by the Board of Directors in accordance with the Company's bylaws. The Company's bylaws provide that a majority of entire Board of Directors may at any time increase or decrease the number of directors. However, unless the Company's bylaws are amended, the number of directors may never be less than the minimum number required by the Maryland General Corporation Law, which is presently set at one, nor more than 15. The Company has elected to be subject to the provision of Subtitle 8 of Title 3 of the Maryland General Corporation Law regarding the filling of vacancies on the Board of Directors. Accordingly, except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies, subject to any applicable requirements of the 1940 Act.

The Company's charter provides that, subject to the rights of holders of preferred stock then outstanding, a director may be removed only for cause, as defined in the charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors.

Action by stockholders

Under the Maryland General Corporation Law, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting (unless the charter provides for stockholder action by less than unanimous consent, which the Company's charter does not). These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance notice provisions for stockholder nominations and stockholder proposals

The Company's bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to the Company's notice of the meeting, (2) by or at the direction of the Board of Directors or (3) by a stockholder who was a stockholder of record at the record date for the meeting, at the time of provision of notice and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in the Company's notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board of Directors at a special meeting may be made only (1) by or at the direction of the Board of Directors or (2) provided that the special meeting has been called in accordance with the Company's bylaws for the purposes of electing directors, by a stockholder who was a stockholder of record at the record date for the meeting, at the time of provision of notice and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring stockholders to give the Company advance notice of nominations and other business is to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although the Company's bylaws do not give the Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

Calling of special meetings of stockholders

The Company's bylaws provide that special meetings of stockholders may be called by the Board of Directors, the chair of the Board of Directors and the president. Additionally, the Company's charter and the Company's bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by the secretary of the Company upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of extraordinary corporate action; amendment of charter and bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. The Company's charter generally provides for approval of charter amendments and extraordinary transactions by the stockholders entitled to cast a majority of the votes entitled to be cast on the matter. The Company's charter also provides that the affirmative vote of stockholders entitled to cast at least 80% of the votes entitled to be cast on the matter is required in order to (i) amend the charter to make our common stock a "redeemable security" or approve any proposal for the Company's conversion, whether by merger or otherwise, from a closed-end company to an open-end company, (ii) approve any proposal for the Company's liquidation or dissolution or amend the charter to effect such a liquidation or dissolution, (iii) amend the provisions of the charter relating to the classified board, the vote required to amend the charter and the vote required to remove directors, (iv) approve any merger, conversion, consolidation, share exchange or sale or exchange of all or substantially all of its assets that the Maryland General Corporation Law requires be approved by our stockholders and (v) approve any transaction between us and a person, or group of persons, that is entitled to exercise 10% or more of the voting power in the election of directors. However, if such amendment or proposal is approved by at least two-thirds of the Company's continuing directors (in addition to approval by the Board of Directors), such amendment or proposal may be approved by a majority of the votes entitled to be cast on such a matter; provided, that if no stockholder approval is required by the Maryland General Corporation Law, the Company's charter or the Company's bylaws, approval by the Board will be sufficient. The "continuing directors" are defined in the Company's charter as its current directors as well as those directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of the continuing directors then on the Board of Directors.

The Company's bylaws provide that the Board of Directors will have the power to adopt, alter or repeal any provision of the Company's bylaws and to make new bylaws.

No appraisal rights

Except as may be determined by the Board of Directors and as set forth below under the heading "Control Share Acquisitions", the Company's charter provides that stockholders will not be entitled to exercise appraisal rights.

Control share acquisitions

The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation with more than 100 stockholders acquired in a control share acquisition have no voting rights except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquirer crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to repurchase control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of the shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquirer. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The Maryland Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

The Company's bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of shares of the Company's stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future to the extent permitted by the 1940 Act.

Business combinations

Under Maryland law, "business combinations" between a Maryland corporation with more than 100 stockholders and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation's shares; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under this statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. The Board of Directors has adopted a resolution that any business combination between the Company and any other person is exempted from the provisions of the Maryland Business Combination Act, provided that the business combination is first approved by the Board of Directors, including a majority of the Independent Directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the Board of Directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of the Company and increase the difficulty of consummating any offer.

Forum selection

The Company's bylaws provide that, unless the Company otherwise consents to another forum, certain courts in Maryland shall be the exclusive forum for (1) any Internal Corporate Claim (as defined in the Maryland General Corporation Law), (2) any derivative action or proceeding brought on the Company's behalf, other than actions arising under federal securities laws, (3) any action asserting a claim of breach of any duty owed by any of the Company's directors, officers or employees of the Company to the Company or its stockholders, (4) any action asserting a claim against the Company or any of its directors, officers or employees arising pursuant to any provision of the Maryland General Corporation Law or the Company's charter or bylaws or (5) any action asserting a claim against us or any of the Company's directors, officers or employees that is governed by the internal affairs doctrine. The Company's bylaws further provide that none of the foregoing actions, claims or proceedings may be brought in any court sitting outside the State of Maryland unless the Company consents in writing to such court. In addition, shareholders may have to bring suit in a forum that they view as otherwise inconvenient or less favorable.

Waiver of Jury Trial

Pursuant to the Subscription Agreement, shareholders waive the right to a jury trial in connection with any action or proceeding brought by or against the Company, the Adviser (or their respective partners, members, managers, officers, principals, directors, employees, agents, consultants or affiliates, in their capacity as such or in any related capacity) or the Company, in any way relating to the Company, the Subscription Agreement or any Company documents.

Conflict with 1940 Act

If and to the extent that any provision of the Maryland General Corporation Law, including the Maryland Control Share Acquisition Act (if the Company amends its bylaws to be subject to such Act) and the Maryland Business Combination Act, or any provision of the Company's charter or bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

Term of Company

The Company's Board of Directors may contemplate a Liquidity Event for investors on or before the 7-year anniversary of the Company's initial closing, subject to each individual investor's decision to participate. Such 7-year period may be extended by the Board of Directors, in its sole discretion, for up to two additional one-year periods. If the Company does not complete a Liquidity Event in the required timeline, the Board of Directors will use its commercially reasonable efforts to wind-down or liquidate and dissolve the Company.